Exhibit 5.3

December 5, 2014

inVentiv Health, Inc.

1 Van De Graaff Drive

Burlington, MA 01803

Ladies and Gentlemen:

We have acted as special counsel in the State of Ohio to inVentiv Communications, Inc., an Ohio corporation (“inVentiv Communications”), and Axcelo MSL Solutions, LLC, Blue Diesel, LLC, Cadent Medical Communications, LLC, The Center for Biomedical Continuing Education, LLC, Gerbig, Snell/Weisheimer Advertising, LLC, Interphaz Bioconsulting, LLC, inVentiv Medical Communications, LLC, Navicor Group, LLC, Palio + Ignite, LLC, and The Selva Group, LLC, each an Ohio limited liability company (each, including inVentiv Communications, an “Ohio Guarantor,” and, collectively, including inVentiv Communications, the “Ohio Guarantors”), in connection with the Indenture, dated as of August 4, 2010 (the “Base Indenture”), by and among inVentiv Health, Inc., a Delaware corporation (the “Issuer”), the Guarantors party thereto (including the Ohio Guarantors), and Wilmington Trust, National Association, successor by merger to Wilmington Trust FSB, as Trustee (the “Trustee”), as supplemented by the following (the Base Indenture, as so supplemented, being the “Indenture”): (a) the Supplemental Indenture, dated as of September 1, 2010, by and among Chamberlain Communications Group LLC and the Trustee; (b) the Supplemental Indenture, dated as of February 11, 2011, by and among Campbell Alliance Group, Inc., Pharmaceutical Institute, Inc., Campbell Alliance Market Research and Analytics, LLC, and the Trustee; (c) the Third Supplemental Indenture, dated as of June 10, 2011, by and among the Issuer, Ingenix Pharmaceutical Services, Inc., Raven Holdco LLC, the Guaranteeing Subsidiaries identified therein, and the Trustee (the “Third Supplemental Indenture”); (d) the Fourth Supplemental Indenture, dated as of July 13, 2011, by and among the Issuer, the Guaranteeing Subsidiaries identified therein, the existing Guarantors under the Indenture, and the Trustee (the “Fourth Supplemental Indenture”); (e) the Fifth Supplemental Indenture, dated as of April 30, 2012, by and among the Issuer, the Guaranteeing Subsidiaries identified therein, and the Trustee; (f) the Sixth Supplemental Indenture, dated as of December 30, 2012, by and among the Issuer, the Guaranteeing Subsidiaries identified therein, and the Trustee; (g) the Seventh Supplemental Indenture, dated as of February 7, 2013, by and among the Issuer, the Guaranteeing Subsidiary identified therein, and the Trustee; (h) the Eighth Supplemental Indenture, dated as of December 10, 2013, by and among the Issuer, the Guaranteeing Subsidiary identified therein, and the Trustee; and (i) the Ninth Supplemental Indenture, dated as of August 12, 2014, by and among the Issuer, the Guarantors identified therein, and the Trustee (the “Ninth Supplemental Indenture”). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Indenture.

This opinion (this “Opinion”) is being delivered at the request of the Ohio Guarantors in connection

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with the registration statement on Form S-4 (as amended, the “Registration Statement”) filed by the Issuer and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus (the “Prospectus”) that provides for the issuance by the Issuer, pursuant to the Indenture, in the exchange offers (the “Exchange Offers”) of (a) $185,497,000 aggregate principal amount of its 10% Senior Notes due 2018 and (b) $164,503,000 aggregate principal amount of its 10% Senior Notes due 2018 ((a) and (b), collectively, the “Exchange Notes”), for (1) any and all of its outstanding $185,497,000 aggregate principal amount of its 10% Senior Notes due 2018 issued on August 4, 2010, and June 10, 2011, and (2) $164,503,000 aggregate principal amount of its 10% Senior Notes due 2018 issued on July 13, 2011, respectively. The payment of amounts due under the Exchange Notes, which will mature on August 15, 2018, will be guaranteed by the Guarantors pursuant to Article 10 of the Indenture (the “Guarantees”).

In connection with this Opinion, we have examined the Indenture, which is being filed with the Commission as exhibits to the Registration Statement. We have also examined the following: (a) the Articles of Incorporation, Code of Regulations, Articles of Organization, and Operating Agreement, as applicable, of each of the Ohio Guarantors; (b) resolutions of each of the Ohio Guarantors authorizing, among other things, the execution, delivery, and performance of the Guarantees and the filing of the Registration Statement; (c) certificates of the Secretary of State of the State of Ohio with respect to each of the Ohio Guarantors; and (d) such other certificates, documents, and records as we have deemed necessary or appropriate for the purposes of this Opinion.

Assumptions

In rendering this Opinion we have, with your permission and without inquiry or investigation, assumed the following:

(a)	the legal capacity of each natural person;

(b)	the authenticity of all documents submitted to us as originals and the genuineness of all signatures;

(c)	the conformity to the authentic originals of all documents submitted to us as certified, conformed, or photostatic copies;

(d)	the truth, accuracy, and completeness of the information, representations, and warranties, insofar as the same relate solely to factual matters, contained in all records, documents, instruments, and certificates that we have reviewed;

(e)	that there has been no undisclosed waiver of any right, remedy, or provision contained in any of the documents or instruments that we have reviewed; and

(f)	that each transaction complies with all tests of good faith, fairness, and conscionability required by law.

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Opinion

Based upon the foregoing, and subject to the limitations, qualifications, and exceptions set forth herein, we are of the following Opinion:

1.	inVentiv Communications is duly incorporated and validly existing under the laws of the State of Ohio, is in good standing in the State of Ohio, and has all requisite corporate power and authority to perform its obligations under the Guarantees. Each Ohio Guarantor other than inVentiv Communications is duly formed and validly existing under the laws of the State of Ohio, is in full force and effect in the State of Ohio, and has all requisite limited liability company power and authority to perform its obligations under the Indenture, including the Guarantees.

2.	The execution, delivery, and performance of the Third Supplemental Indenture, the Fourth Supplemental Indenture, and the Ninth Supplemental Indenture, including the Guarantees, have been duly authorized by all necessary corporate or company action, as the case may be, on the part of each Ohio Guarantor.

3.	The Third Supplemental Indenture, the Fourth Supplemental Indenture, and the Ninth Supplemental Indenture have each been duly executed and delivered by each Ohio Guarantor under the laws of the State of Ohio, to the extent that such execution and delivery are governed by the laws of the State of Ohio.

Qualifications and Limitations

The opinions expressed above are subject to the following additional qualifications and limitations:

(a)	Enforceability. We express no opinion as to the validity and enforceability of the Exchange Notes, the Indenture, and the Guarantees.

(b)	Good Standing; Full Force and Effect. The opinions expressed in paragraph 1, above, with respect to the Ohio Guarantors means that a certificate of good standing with respect to inVentiv Communications and a certificate of full force and effect with respect to each Ohio Guarantor other than inVentiv Communications have been issued by the Secretary of State of the State of Ohio. They do not mean that each Ohio Guarantor has received all licenses, registrations, or other governmental or third-party consents needed to commence or to conduct its business or to own its properties.

(c)	No Implied Opinion. This Opinion is limited to the matters expressly set forth herein; and no opinion is to be implied or may be inferred beyond the matters expressly so stated

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herein. We specifically disclaim any opinion as to federal or state securities or blue sky laws, including the antifraud provisions thereof.

(d)	Ohio Law. This Opinion is based, as to matters of law, solely on such internal laws of the State of Ohio (but not including any statutes, ordinances, administrative decisions, rules, or regulations of any political subdivision of such jurisdiction) as, in our experience, are normally applicable to a transaction of the type contemplated by the Indenture and to the parties thereto. We express no opinion with respect to the effect of the laws of any other jurisdiction.

(e)	No Guaranty. This Opinion constitutes our professional opinion as to certain legal consequences of, and the applicability of certain laws to, the facts, circumstances, and documents described herein. It is not a guaranty, however, and may not be construed as such.

(f)	Captions. The captions in this Opinion are for convenience of reference only and shall not limit, amplify, or otherwise modify the provisions hereof.

(g)	Subsequent Events. This Opinion is given as of the date set forth above, and we assume no, and hereby disclaim any, obligation to update or to supplement this Opinion to reflect any facts or circumstances that may hereafter come to our attention, or any changes in any laws, ordinances, rules, or regulations that may hereafter occur, that might affect the opinions expressed herein.

(h)	Consent. We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This Opinion may be relied upon by Weil, Gotshal & Manges LLP, as if it were addressed to it, in rendering its opinion in connection with the registration of the Guarantees and issuance of the Guarantees as described in the Registration Statement. This Opinion may also be relied upon by the Holders of the Notes, as if it were addressed to them.

Very truly yours,

/s/ KEGLER, BROWN, HILL & RITTER CO., L.P.A.

KEGLER, BROWN, HILL & RITTER CO., L.P.A.